AMENDMENT NO. 2 TO THE BYLAWS OF
SECURE AMERICA ACQUISITION CORPORATION

It is hereby certified that:

1.           The Bylaws of Secure America Acquisition Corporation, a Delaware corporation (the “Corporation”) are hereby amended as follows:

(a)           by deleting Section 5.1 thereof in its entirety and by substituting in lieu of said Section the following new Section 5.1:

3.1Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The number of directors which shall constitute the Board of Directors shall be five (5). Directors need not be stockholders of the Corporation. The Board may be divided into Classes as more fully described in the Certificate of Incorporation. This Section 3.1 may not be amended or repealed by stockholders prior to the consummation by the Corporation of a business combination (as described more fully in the Corporation’s final prospectus, dated October 23, 2007, relating to its initial public offering and referred to here in as the “Business Combination”) except with approval of the holders of at least 85% of the outstanding shares of common stock of the Corporation.

(b)       by deleting Section 8.6 thereof in its entirety and by substituting in lieu of said Section the following new Section 8.6:

8.6 Amendments. These Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or by the Board of Directors; provided, however, that Section 3.1 and this Section 8.6 of these Bylaws may not be amended or repealed by stockholders prior to the consummation of a Business Combination except with approval of the holders of at least 85% of the outstanding shares of common stock of the Corporation. Except as set forth in the preceding sentence, the fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal Bylaws.

2.           The amendment of the Bylaws herein certified has been duly adopted in accordance with the provisions of the Articles of Incorporation and Bylaws of the Corporation.

Signed this 6th day of April, 2009.

SECURE AMERICA ACQUISITION CORPORATION

By: /s/ C. Thomas McMillen
Name:  C. Thomas McMillen
Title:    Chairman and Chief Executive Officer